Exhibit 11.1


                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)

                                              Nine months                   Quarter
                                            ended April 30,             ended April 30,
                                            1999         1998           1999        1998
Net income (loss) applicable to
  common stock:
    Basic and diluted                   $   332,649  $  (889,269)   $  409,263  $ (387,990)


Common and common equivalent shares -
    diluted:
  Weighted average number of common
    shares outstanding - basic            5,982,552    5,965,357     5,981,352   5,977,433
  Adjustments for assumed exercise of
    stock options                            23,490       38,948*       38,775      41,725*
  Adjustments for assumed exercise of
    stock warrants                               --        4,582*           --       3,659*
  Weighted average number of common
    and common equivalent shares
    outstanding - diluted                 6,006,042    6,008,887     6,020,127   6,022,817

Net income (loss) per share of
  common stock:
    Basic and diluted                   $      0.06  $     (0.15)   $     0.07  $    (0.06)

* Anti-dilutive.


These calculations are submitted in accordance with Regulation S-K item
601 (b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.